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                                                                    Exhibit 10.3
                                 One Dundee Park
                                Andover, MA 01810
                                  978-475-7771

                                 August 21, 2003

Mr. Samuel Belzberg c/o Mr. Johnny Ciampi Gibralt US, Inc.
1177 West Hastings, Suite 2000
Vancouver, BC  V6E 2K3
Canada

Re:  Permanent Financing - Understanding and Acknowledgment of Certain Matters

Dear Sam:

This letter is being addressed to Gibralt US, Inc. ("Gibralt") in its capacity as the Designated Note Purchaser under the terms of the $2,000,000 bridge financing made to Diomed Holdings, Inc. (the "Company") in December 2002 (the "December 2002 Financing") and the Designated Lender under the terms of the $1,200,000 bridge financing made to the Company in May 2003 (the "May 2003 Financing"), and as a holder of greater than two-thirds of the outstanding securities issued by the Company in both the December 2002 Financing and the May 2003 Financing. The purpose of this letter is to set forth our understanding with respect to certain matters relating to these transactions as they pertain to the Company's present financing initiative (the "Permanent Financing"). Certain investors in the Permanent Financing have asked the Company to obtain the acknowledgment of the investors in the December 2002 Financing and the May 2003 Financing to our understanding of these matters.

As you know, the Permanent Financing is contemplated to occur in two tranches, with Tranche I consisting of investment in the form of Secured Bridge Notes, part of the proceeds of which will immediately be applied to the repayment in full of the notes representing the indebtedness incurred in the December 2002 Financing, and with the investors in the December 2002 Financing participating in Tranche I in the total amount of $2,000,000. Tranche II will occur when the Company has satisfied certain conditions, including obtaining stockholder approval or the issuance of common stock to the investors in the Permanent Financing, the December 2002 Financing and the May 2003 Financing and obtaining AMEX listing of this common stock.

Under the terms of the Class E Preferred Stock and Class F Preferred Stock, held by the investors in the December 2002 Financing and the May 2003 Financing, respectively, these shares of preferred stock are to be exchanged by the holders and the Company for shares of common stock, under the exchange agreements dated as of August 16, 2003 between the Company and these investors, once stockholder approval of the issuance of the underlying common stock and AMEX listing of these shares has been obtained. We understand that the holders of the Class E Preferred Stock and Class F Preferred Stock will not tender their shares for exchange into common stock until the Tranche II Closing occurs, notwithstanding the possibility that stockholder approval and AMEX listing may be obtained prior to the Tranche II Closing. Further, we understand that the shares of common stock issued upon exchange of the Class E Preferred Stock and Class F Preferred Stock will not be eligible for participation in the Company's contemplated rights offering, even if this common stock is outstanding, or is for any reason deemed to be outstanding, on the business day prior to the Tranche II Closing Date. We also understand that any and all shares of common stock held by the investors in the December 2002 Financing and the May 2003 Financing on the business day prior to the Tranche II Closing Date other than those shares issued in exchange for the Class E Preferred Stock and the Class F Preferred Stock will be eligible to participate in the Company's contemplated rights offering.


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Additionally,  the  investors in the December  2002  Financing  and the May 2003
Financing are parties to a Registration Rights Agreement with the Company. The investors in the Permanent Financing will also be parties to an Investors' Rights Agreement with the Company, which provides for, among other things, mandatory registration of the common stock issued in the Permanent Financing. It is our intention that the investors in the December 2002 Financing will become parties to the Investors' Rights Agreement by virtue of their participation in the Tranche I investment, that the investors in the May 2003 Financing will also be deemed to be parties to the Investors' Rights Agreement and that the existing Registration Rights Agreement will be terminated, effective as of the Tranche I Closing. Accordingly, the common stock issued to the investors in the December 2002 Financing in connection with their investment in Tranche I and in connection with the exchange of their Class E Preferred Stock, the common stock issued to the investors in the May 2003 Financing in connection with the exchange of their Class F Preferred Stock and the common stock issued to the investors in the Permanent Financing will all be governed by the Investors' Rights Agreement.

In terms of security for the Class D Notes, which will remain outstanding after the Tranche I Closing until the Tranche II Closing, the collateral enjoyed by the holders of the Class D Notes will become "shared" with the holders of the Secured Bridge Notes, issued in Tranche I. Gibralt will cease to act as the "Designated Note Purchaser" on behalf of the Class E Notes because they will be redeemed immediately after the Tranche I Closing, but Gibralt will continue to be the "Designated Lender" on behalf of the holders of the Class D Notes until they are redeemed in Tranche II. In addition, we understand that Gibralt will act as the "Designated Pledgeholder" under the Amended and Restated Pledge Agreement, and will retain the stock certificate and stock power relating to all outstanding shares of Diomed PDT, Inc. and perform the other duties of the Designated Pledgeholder under the Amended and Restated Pledge Agreement. Further, signed acknowledgment below will constitute Gibralt's consent to the Company's entering into the Amended and Restated Pledge Agreement and the Security Agreement with the Secured Bridge Note investors.


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Also in connection  with the security for the Class D Notes,  we wish to clarify that Gibralt's capacity under the Second Amended and Restated Security Agreement is as agent for the holders of the Class D Notes, not in Gibralt's individual capacity. Your acknowledgment below will serve to confirm your concurrence with this understanding.

Finally, we note that currently, if the Company does not complete the Permanent Financing by November 15, 2003, the investors in the May 2003 Financing have the right to declare immediately due and payable the $1,200,000 principal amount and accrued interest on the Class D Notes issued by the Company in the May 2003 Financing. We appreciate the investors' previous willingness to grant extensions of this deadline in light of the delays we have encountered in completing the Permanent Financing. While we continue to expect to complete the Permanent Financing by November 15, 2003, we would like to obtain the agreement of the investors in the May 2003 Financing to further extend this deadline to the business day following any date after November 15, 2003 which the Company and the investors in the Permanent Financing agree to as the Tranche II Closing Date. Your acknowledgement below will constitute your agreement to so extend the acceleration deadline.

If you are in agreement with the foregoing, please so indicate by having the acknowledgment below signed on behalf of Gibralt. If you have any questions, please call me to discuss them.

                                            Very truly yours,

                                            /s/  JAMES A. WYLIE, JR.
                                            James A. Wylie, Jr.
                                            Chief Executive Officer


Acknowledged and Agreed:
Gibralt US, Inc.,
         As an investor in the December 2002 Financing, As an investor in the May 2003 Financing, As a holder of Class D Notes and Class E Notes,
         As a holder of Class E Preferred Stock and Class F Preferred Stock
         As the Designated Note Purchaser and
         As the Designated Lender



By:      /s/  JOHNNY CIAMPI
         Johnny Ciampi, Authorized Officer